Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2022, relating to the consolidated financial statements and financial statement schedule of Blackstone Mortgage Trust, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Blackstone Mortgage Trust, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
New York, New York
June 23, 2022